PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND

         Lawrenceburg, Indiana; July 27, 2006. United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on or about August 31, 2006 to stockholders of record as of the close of business on August 11, 2006.

         United Community MHC, the Company's mutual holding company parent, will waive receipt of the dividend.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana and its branch in Aurora, Indiana.


Contact:

United Community Bancorp, Lawrenceburg
William F. Ritzmann, 812-537-4822